Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Encorium Group, Inc. on Form S-8 (File Numbers 333-139337, 333-138305 and 333-115737) of our report dated April 19, 2010, relating to the 2009 consolidated financial statements and to the adjustments to the 2008 financial statements that were applied to reclassify certain amounts related to operations discontinued during 2009 and to record the retrospective effects of the reverse stock split on February 16, 2010 of Encorium Group, Inc., appearing in this Annual Report on Form 10-K of Encorium Group, Inc. for the year ended December 31, 2009.

/s/ Asher & Company, LTD

Philadelphia, Pennsylvania

April 19, 2010